Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2014 Stock Plan of TransDigm Group Incorporated of our reports dated November 14, 2014, with respect to the consolidated financial statements and schedule of TransDigm Group Incorporated and the effectiveness of internal control over financial reporting of TransDigm Group Incorporated included in its Annual Report (Form 10-K) for the year ended September 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 14, 2014